OrthoPediatrics Corp. Announces Preliminary Unaudited Net Revenue for the Fourth Quarter & Full Year 2022, Provides Financial Outlook for 2023

WARSAW, Ind., January 9, 2023 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced preliminary unaudited net revenue for the fourth quarter and full year ended December 31, 2022, and provided 2023 financial guidance.

Preliminary unaudited fourth quarter 2022 net revenue is expected to be $31.0 million, representing growth of 25% compared to $24.8 million in the fourth quarter of 2021. Preliminary domestic fourth quarter net revenue growth is expected to be 15% compared to the prior year period and international net revenue growth is expected to be 67% compared to the prior year period.

Preliminary unaudited full year 2022 net revenue is expected to be $122.3 million, representing growth of 25% compared to $98.0 million in 2021. Preliminary full year domestic net revenue growth is expected to be 19% and international net revenue growth is expected to be 47%.

“Our fourth quarter net revenue growth reflects continued commercial and operational execution offset by the impact of surgery schedule disruptions experienced in children’s hospitals due to viral respiratory infections,” commented David Bailey, President & CEO of OrthoPediatrics. “While the pressure from the pronounced respiratory illness season impacted our short-term results, we believe OrthoPediatrics remains in its strongest strategic position of all time, supported by an expanding user base, robust product portfolio, recent acquisitions, and a growing international presence.”

2023 Financial Guidance
Management projects 2023 net revenue to be in the range of $146.0 million to $149.0 million, representing growth of 20% to 22% over 2022 preliminary unaudited net revenue.

The Company plans to release its fourth quarter and full year 2022 financial results and provide additional commentary on its financial outlook in March. The quarterly and annual preliminary net revenue estimates for 2022 included in this press release are prior to the completion of review and audit procedures by the Company’s independent registered public accounting firm and are therefore subject to adjustment.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws, including the statements regarding OrthoPediatrics’ preliminary net revenue for the fourth quarter ended December 31, 2022, the 2023 Financial Guidance, and other statements identified by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential," "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the continued impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the Securities and Exchange

Commission (the "SEC") on March 3, 2022 as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 46 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406